EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Third Quarter 2019 Results, Reconfirms Full Year 2019 Guidance, and Provides 2020 Guidance
Summary of Third Quarter 2019 Results (in millions, except LNG data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
Revenues	$2,170	$1,819	19%	$6,723	$5,604	20%
Net income (loss)[1]	$(318)	$65	nm	$(291)	$404	nm
Consolidated Adjusted EBITDA[2]	$694	$569	22%	$1,959	$2,007	(2)%
LNG exported:
Number of cargoes	108	65	66%	299	193	55%
Volumes (TBtu)	383	228	68%	1,054	691	53%
LNG volumes loaded (TBtu)	384	228	68%	1,057	691	53%

Summary Guidance (in billions, except LNG data)
2019 Full Year Guidance

	2019
Consolidated Adjusted EBITDA[2]	$2.9	-	$3.2
Distributable Cash Flow[2]	$0.6	-	$0.8
2020 Full Year Guidance

	2020
Consolidated Adjusted EBITDA[2]	$3.8	-	$4.1
Distributable Cash Flow[2]	$1.0	-	$1.3

Recent Highlights
Strategic

•
In September 2019, our wholly owned subsidiaries Corpus Christi Liquefaction, LLC and Cheniere Corpus Christi Liquefaction Stage III, LLC entered into an integrated production marketing (“IPM”) transaction with EOG Resources, Inc. (“EOG”) to purchase 140,000 MMBtu per day of natural gas, for a term of approximately 15 years beginning in early 2020, at a price based on the Platts Japan Korea Marker (“JKM”).

Operational

•	As of October 25, 2019, over 850 cumulative LNG cargoes totaling approximately 60 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.

•	In August 2019, substantial completion of Train 2 of the CCL Project (defined below) was achieved.

___________________________
1 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
3 Total margins as used herein refers to total revenues less cost of sales.

Financial

•	For the nine months ended September 30, 2019, we reported a net loss[1] of $291 million, Consolidated Adjusted EBITDA[2] of $1.96 billion, and Distributable Cash Flow[2] of approximately $520 million.

•
During the three months ended September 30, 2019, in line with our previously announced capital allocation priorities, we repurchased approximately 2.5 million shares of our common stock for a total of $156 million under our share repurchase program and prepaid approximately $70 million of outstanding borrowings under the Cheniere Corpus Christi Holdings, LLC (“CCH”) credit facility.

•
In September 2019, the date of first commercial delivery was reached under the 20-year LNG Sale and Purchase Agreements (“SPAs”) with Centrica plc (“Centrica”) and Total Gas & Power North America, Inc. (“Total”) relating to Train 5 of the SPL Project (defined below).

•
In September 2019, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) issued an aggregate principal amount of $1.5 billion of 4.50% Senior Notes due 2029, to prepay the outstanding balance under the $750 million term loan under Cheniere Partners’ credit facilities (the “CQP Credit Facilities”) and for general corporate purposes, including funding future capital expenditures in connection with the construction of Train 6 at the SPL Project. After applying the proceeds of this offering, only a $750 million revolving credit facility, which is currently undrawn, remains as part of the CQP Credit Facilities.

•
In September 2019, Fitch Ratings (“Fitch”) and S&P Global Ratings each assigned an investment grade rating of BBB- to CCH’s senior secured debt, and Fitch assigned an investment grade issuer default rating of BBB- to CCH. In October 2019, Moody’s Investors Service upgraded its rating of CCH’s senior secured debt from Ba2 to Ba1 (Positive Outlook).

•
In September 2019, CCH issued an aggregate principal amount of $727 million of 4.80% Senior Notes due 2039 pursuant to a note purchase agreement with Allianz Global Investors GmbH, to prepay a portion of the outstanding indebtedness under the CCH credit facility.

•
In October 2019, CCH issued an aggregate principal amount of $475 million of 3.925% Senior Notes due 2039 pursuant to a note purchase agreement with certain accounts managed by BlackRock Real Assets and certain accounts managed by MetLife Investment Management, to prepay a portion of the outstanding indebtedness under the CCH credit facility.

Liquefaction Projects Update

	SPL Project	CCL Project
Liquefaction Train	Train 6	Train 3
Project Status	Under Construction	Under Construction
Project Completion Percentage(1)	38.1%(2)	68.6%(3)
Expected Substantial Completion	1H 2023	1H 2021
Note: Projects update excludes Trains in operation
(1) Project completion percentages as of September 30, 2019
(2) Engineering 83.8% complete, procurement 54.1% complete, and construction 5.5% complete
(3) Engineering 96.5% complete, procurement 98.2% complete, and construction 37.1% complete

Houston, Texas - November 1, 2019 - Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) reported a net loss1 of $318 million, or $1.25 per share (basic and diluted), for the three months ended September 30, 2019, compared to net income of $65 million, or $0.26 per share (basic and diluted), for the comparable 2018 period. Net loss increased during the three months ended September 30, 2019 as compared to the comparable 2018 period primarily due to (i) increased total operating costs and expenses primarily as a result of additional Trains in operation and certain maintenance and related activities at the SPL Project, (ii) net losses from changes in fair value of commodity and foreign exchange (“FX”) derivatives, (iii) increased interest expense, (iv) increased net derivative loss related to interest rate derivatives, (v) increased other expense primarily related to an impairment of our equity method investment in Midship Holdings, LLC, and (vi) decreased margins per MMBtu of LNG recognized in income primarily due to decreased pricing on LNG sold by our marketing affiliate, partially offset by (vii) increased volumes of LNG recognized in income and (viii) decreased net income attributable to non-controlling interest.

Cheniere reported a net loss of $291 million, or $1.13 per share (basic and diluted) for the nine months ended September 30, 2019, compared to net income1 of $404 million, or $1.67 per share - basic and $1.65 per share - diluted, for the comparable 2018 period. Net loss increased during the nine months ended September 30, 2019 as compared to the comparable 2018 period primarily due to (i) increased total operating costs and expenses primarily as a result of additional Trains in operation and certain maintenance and related activities at the SPL Project, (ii) increased interest expense, (iii) increased net derivative loss related to interest rate derivatives, (iv) increased other expense primarily related to an impairment of our equity method investment in Midship Holdings, LLC, and (v) decreased margins per MMBtu of LNG recognized in income primarily due to decreased pricing on LNG sold by our marketing affiliate, partially offset by (vi) increased volumes of LNG recognized in income, (vii) increased net gains from changes in fair value of commodity and FX derivatives, and (viii) decreased net income attributable to non-controlling interest.

Consolidated Adjusted EBITDA2 for the three months ended September 30, 2019 was $694 million, compared to $569 million for the comparable 2018 period. The increase in Consolidated Adjusted EBITDA was primarily due to additional volumes of LNG recognized in income primarily due to additional Trains in operation, partially offset by decreased margin per MMBtu of LNG recognized in income primarily as a result of decreased pricing on LNG sold by our marketing affiliate, and increased operating costs and expenses primarily as a result of additional Trains in operation and certain maintenance and related activities at the SPL Project.

Consolidated Adjusted EBITDA for the nine months ended September 30, 2019 was $1.96 billion, compared to $2.01 billion for the comparable 2018 period. The decrease in Consolidated Adjusted EBITDA was primarily due to increased operating costs and expenses primarily as a result of additional Trains in operation and certain maintenance and related activities at the SPL Project and decreased margin per MMBtu of LNG recognized in income primarily as a result of decreased pricing on LNG sold by our marketing affiliate, partially offset by additional volumes of LNG recognized in income primarily due to additional Trains in operation.

During the three months ended September 30, 2019, 108 LNG cargoes were exported from our liquefaction projects, five of which were commissioning cargoes. During the nine months ended September 30, 2019, 299 LNG cargoes were exported from our liquefaction projects, thirteen of which were commissioning cargoes. Ten cargoes exported from our liquefaction projects and sold on a delivered basis were in transit as of September 30, 2019, none of which were commissioning cargoes.

“Our third quarter results are a product of our continued focus on delivering best-in-class project execution and operational excellence,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “The third quarter was highlighted by the execution of our second IPM transaction, which we signed with EOG, the achievement of substantial completion of Train 2 at Corpus Christi ahead of schedule and within budget, safe and successful maintenance turnarounds of Trains 3 through 5 at Sabine Pass, and the start-up of our 20-year SPAs with Centrica and Total. In addition, we made tangible progress on our long-term balance sheet strategy by commencing debt repayments and achieving investment grade credit ratings at Corpus Christi.

“Looking ahead to 2020, our financial guidance reflects our continued transition to stable, highly contracted operations at Sabine Pass and Corpus Christi. We expect Consolidated Adjusted EBITDA to increase by approximately 30% to $3.8 - $4.1 billion, and Distributable Cash Flow to increase by over 60% to $1.0 - $1.3 billion.”

LNG Volume Summary

The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and nine months ended September 30, 2019:

	Three Months Ended		Nine Months Ended
	September 30, 2019		September 30, 2019
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	364	20	1,009	48
Volumes loaded during the prior period but recognized during the current period	36	3	25	3
Less: volumes loaded during the current period and in transit at the end of the period	(36)	—	(36)	—
Total volumes recognized in the current period	364	23	998	51
In addition, during the three and nine months ended September 30, 2019, we recognized the financial impact of 8 TBtu of LNG and 31 TBtu of LNG, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.
Summary of Financial Performance
Third Quarter and Full Year 2019 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners as of September 30, 2019 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.

Income from operations decreased $118 million and $163 million during the three and nine months ended September 30, 2019, respectively, as compared to the comparable 2018 periods, primarily due to an increase in total operating costs and expenses, partially offset by an increase in total margins3. Total operating costs and expenses for the three and nine months ended September 30, 2019 increased primarily as a result of additional Trains in operation and certain maintenance and related activities at the SPL Project. Total margins for the three months ended September 30, 2019 increased primarily due to additional volumes of LNG recognized in income primarily due to additional Trains in operation, partially offset by decreased margin per MMBtu of LNG recognized in income primarily as a result of decreased pricing on LNG sold by our marketing affiliate and increased net loss from changes in fair value of commodity and FX derivatives. Total margins for the nine months ended September 30, 2019 increased primarily due to additional volumes of LNG recognized in income primarily due to additional Trains in operation and increased net gain from changes in fair value of commodity and FX derivatives, partially offset by decreased margin per MMBtu of LNG recognized in income primarily as a result of decreased pricing on LNG sold by our marketing affiliate.

Selling, general and administrative expense included share-based compensation expenses of $22 million and $65 million, respectively, for the three and nine months ended September 30, 2019, compared to $20 million and $58 million for the comparable 2018 periods.

Net income attributable to non-controlling interest decreased $104 million and $203 million during the three and nine months ended September 30, 2019 as compared to the comparable 2018 periods, primarily due to the decrease of non-controlling interest as a result of our merger with Cheniere Energy Partners LP Holdings, LLC in September 2018 and decreased net income recognized by Cheniere Partners, in which the non-controlling interests are held.
Capital Resources
As of September 30, 2019, we had cash and cash equivalents of $2.5 billion on a consolidated basis, of which $1.7 billion was held by Cheniere Partners. In addition, we had current restricted cash of $578 million designated for the following purposes: $185 million for the SPL Project, $132 million for the CCL Project and $261 million for other restricted purposes.

Liquefaction Projects
SPL Project and CCL Project
Through Cheniere Partners, we are operating and constructing six natural gas liquefaction Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Trains 1 through 5 are operational and Train 6 is under construction.
We are operating and constructing three Trains near Corpus Christi, Texas (the “CCL Project”). Trains 1 and 2 are operational and Train 3 is under construction.
Our Trains are expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 4.5 mtpa of LNG per Train, and average run rate adjusted nominal production capacity of approximately 4.7 to 5.0 mtpa of LNG per Train.
Corpus Christi Stage 3
We are developing up to seven midscale liquefaction Trains adjacent to the CCL Project (“Corpus Christi Stage 3”), each with an expected nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 1.4 mtpa of LNG. The total expected nominal production capacity of the seven midscale Trains is approximately 9.5 mtpa of LNG. In June 2018, we filed an application with FERC to site, construct, and operate Corpus Christi Stage 3, and we are in the process of obtaining all necessary regulatory approvals for Corpus Christi Stage 3.
Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the third quarter on Friday, November 1, 2019, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected adjusted aggregate nominal production capacity of up to 45 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements relating to the amount and timing of share repurchases. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues
LNG revenues	$2,059	$1,719	$6,375	$5,327
Regasification revenues	66	66	199	196
Other revenues	45	34	149	81
Total revenues	2,170	1,819	6,723	5,604

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	1,267	1,027	3,758	3,078
Operating and maintenance expense	308	170	824	457
Development expense	2	2	6	6
Selling, general and administrative expense	72	74	222	214
Depreciation and amortization expense	213	113	561	333
Impairment expense and loss on disposal of assets	1	8	7	8
Total operating costs and expenses	1,863	1,394	5,378	4,096

Income from operations	307	425	1,345	1,508

Other income (expense)
Interest expense, net of capitalized interest	(395)	(221)	(1,014)	(653)
Loss on modification or extinguishment of debt	(27)	(12)	(27)	(27)
Derivative gain (loss), net	(78)	23	(187)	132
Other income (expense)	(70)	15	(38)	32
Total other expense	(570)	(195)	(1,266)	(516)

Income (loss) before income taxes and non-controlling interest	(263)	230	79	992
Income tax benefit (provision)	3	(3)	—	(15)
Net income (loss)	(260)	227	79	977
Less: net income attributable to non-controlling interest	58	162	370	573
Net income (loss) attributable to common stockholders	$(318)	$65	$(291)	$404

Net income (loss) per share attributable to common stockholders—basic (2)	$(1.25)	$0.26	$(1.13)	$1.67
Net income (loss) per share attributable to common stockholders—diluted (2)	$(1.25)	$0.26	$(1.13)	$1.65

Weighted average number of common shares outstanding—basic	256.0	247.2	256.8	241.9
Weighted average number of common shares outstanding—diluted	256.0	250.2	256.8	244.6

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Securities and Exchange Commission.

(2)	Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	September 30,	December 31,
	2019	2018
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,539	$981
Restricted cash	578	2,175
Accounts and other receivables	507	585
Inventory	288	316
Derivative assets	140	63
Other current assets	133	114
Total current assets	4,185	4,234

Property, plant and equipment, net	29,490	27,245
Operating lease assets, net	493	—
Debt issuance costs, net	50	72
Non-current derivative assets	123	54
Goodwill	77	77
Other non-current assets, net	287	305
Total assets	$34,705	$31,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$50	$58
Accrued liabilities	1,199	1,169
Current debt	11	239
Deferred revenue	171	139
Current operating lease liabilities	275	—
Derivative liabilities	181	128
Other current liabilities	5	9
Total current liabilities	1,892	1,742

Long-term debt, net	30,795	28,179
Non-current operating lease liabilities	203	—
Non-current finance lease liabilities	58	57
Non-current derivative liabilities	245	22
Other non-current liabilities	26	58

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value, 480.0 million shares authorized
Issued: 270.6 million shares at September 30, 2019 and 269.8 million shares at December 31, 2018
Outstanding: 255.0 million shares at September 30, 2019 and 257.0 million shares at December 31, 2018	1	1
Treasury stock: 15.6 million shares and 12.8 million shares at September 30, 2019 and December 31, 2018, respectively, at cost	(584)	(406)
Additional paid-in-capital	4,130	4,035
Accumulated deficit	(4,447)	(4,156)
Total stockholders’ deficit	(900)	(526)
Non-controlling interest	2,386	2,455
Total equity	1,486	1,929
Total liabilities and equity	$34,705	$31,987

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Securities and Exchange Commission.

(2)
Amounts presented include balances held by our consolidated variable interest entity (“VIE”), Cheniere Partners. As of September 30, 2019, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $19.0 billion and $18.6 billion, respectively, including $1.7 billion of cash and cash equivalents and $0.2 billion of restricted cash.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Consolidated Adjusted EBITDA represents net income (loss) attributable to Cheniere before net income attributable to non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in CQP, cash received (used) by Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Consolidated Adjusted EBITDA

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and nine months ended September 30, 2019 and 2018 (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss) attributable to common stockholders	$(318)	$65	$(291)	$404
Net income attributable to non-controlling interest	58	162	370	573
Income tax provision (benefit)	(3)	3	—	15
Interest expense, net of capitalized interest	395	221	1,014	653
Loss on modification or extinguishment of debt	27	12	27	27
Derivative loss (gain), net	78	(23)	187	(132)
Other expense (income)	70	(15)	38	(32)
Income from operations	$307	$425	$1,345	$1,508
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	213	113	561	333
Loss (gain) from changes in fair value of commodity and FX derivatives, net	142	(6)	(41)	96
Total non-cash compensation expense	31	22	87	55
Impairment expense and loss on disposal of assets	1	8	7	8
Legal settlement expense	—	7	—	7
Consolidated Adjusted EBITDA	$694	$569	$1,959	$2,007

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to common stockholders for the three and nine months ended September 30, 2019 and forecast amounts for full year 2019 and full year 2020 (in billions):

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,	Full Year			Full Year
	2019	2019	2019			2020
Net income (loss) attributable to common stockholders	$(0.32)	$(0.29)	$(0.2)	-	$0.0	$0.3	-	$0.5
Net income attributable to non-controlling interest	0.06	0.37	0.5	-	0.6	0.7	-	0.8
Income tax provision (benefit)	(0.00)	0.00			0.0			0.2
Interest expense, net of capitalized interest	0.40	1.01			1.5			1.6
Depreciation and amortization expense	0.21	0.56			0.8			0.9
Other expense, financing costs, and certain non-cash operating expenses	0.35	0.31	0.3	-	0.4			0.1
Consolidated Adjusted EBITDA	$0.69	$1.96	$2.9	-	$3.2	$3.8	-	$4.1
Distributions to CQP non-controlling interest	(0.15)	(0.45)			(0.6)			(0.6)
SPL and CQP cash retained and interest expense	(0.23)	(0.83)			(1.5)			(1.6)
Cheniere interest expense, income tax and other	(0.11)	(0.17)			(0.3)			(0.6)
Cheniere Distributable Cash Flow	$0.20	$0.52	$0.6	-	$0.8	$1.0	-	$1.3

Note: Totals may not sum due to rounding.

Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491